DOR BIOPHARMA, Inc.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
www.dorbiopharma.com

DOR BIOPHARMA TO SUBMIT COMPLIANCE PLAN TO AMEX

Miami, FL, December 6, 2004 — DOR BioPharma, Inc. (“DOR” or the “Company”) (AMEX: DOR) announced today that it received notice from the American Stock Exchange (“AMEX”) that after review of the Company’s Form 10-Q for the quarterly period ended September 30, 2004, the Company was not in compliance with an AMEX continued listing standard. The notice requires DOR to submit a plan by December 30, 2004, advising AMEX of the action it has taken, or will take, to bring the Company into compliance with the continued listing standards by May 30, 2005.

Specifically, the notice provides that the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide with shareholder’s equity of less than $6 million. On September 30, 2004, DOR had shareholder equity of approximately $4.4 million. DOR has made previous disclosures that it was not in compliance with Section 1003(a)(iii) and that it was subject to a compliance plan review period ending December 26, 2004.

If the compliance plan is accepted by AMEX, the Company has been notified by AMEX that it will remain listed during the plan period of up to six months, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The Company may also be subject to delisting proceedings if the Company does not submit a plan or if AMEX does not accept the Company’s plan. The Company intends to submit the plan by no later than December 30, 2004 in accordance with the AMEX’s request.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin for potential U.S. Government procurement and other governments. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal graft vs. host disease (iGvHD), a severe, life-threatening form of gastrointestinal inflammation. As previously announced:

1.	DOR completed the treatment phase of its pivotal Phase III clinical trial of orBec® and expects to announce top line results of this trial before the end of the year. If the study results are positive, DOR anticipates filing an NDA for marketing authorization as early as April 2005.

2.	DOR recently announced that its academic partner, The University of Texas Southwestern Medical Center at Dallas, plans to initiate a Phase I clinical trial of RiVaxTM, its genetically engineered vaccine against ricin toxin. This will be the first time a ricin toxin vaccine will be studied in humans.

3.	Earlier this year, DOR signed a three-way CRADA with its academic partner, Thomas Jefferson University, and the Department of Defense to continue development of BT-VACCTM, its mucosally delivered botulinum toxin vaccine.

For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
President and Acting CEO
(305) 534-3383
www.dorbiopharma.com